Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-176700 and 333-188848) and on Form S-8 (Nos. 333-183648 and 333-166986) of XPO Logistics, Inc. of our report dated August 2, 2013, with respect to the audited consolidated financial statements of 3PD Holding, Inc. and subsidiaries as of December 31, 2012 and 2011 and for each of the three fiscal years in the period ended December 31, 2012 which appear in this Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated August 5, 2013.

/s/ Cherry Bekaert LLP

Atlanta, GA
August 2, 2013

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